Confidential Material Omitted – To be filed separately with the Securities and Exchange Commission upon request. Double asterisks denote omissions.

MASTER DISTRIBUTION AGREEMENT

“Customer Service Agreement”

Master Distribution Agreement (this “Agreement”), dated as of June 1, 2011, (the “Effective Date”) between Sysco Corporation, for itself and on behalf of its Operating Companies, as defined below (collectively, “Sysco”) and [Muscle Maker Franchising, LLC, a New Jersey limited liability company] (“Primary Customer”) on behalf of itself and each Related Customer, as defined below. Primary Customer and Related Customers are sometimes referred to collectively as “Customer.”

Background

“Who are the parties?”

A.	Sysco performs purchasing, marketing, warehousing, transportation, distribution and other services for foodservice customers directly and through its operating subsidiaries, divisions, and affiliated entities that are full-line foodservice distributors including those listed on Schedule 1, as the same may be amended by Sysco from time to time upon written notice to Primary Customer (collectively, “Operating Companies” and individually, an “Operating Company”).

B.	Primary Customer owns and operates or manages under contract, the establishments listed in Schedule I as amended from time to time pursuant to the terms of this Agreement, and identified as such (“Primary Customer Locations”). Primary Customer also is a franchiser of, and/or acts as a group purchasing organization (‘‘GPO”) for, the establishments listed in Schedule 1 and identified as such (the “Related Customer Locations”) under arrangement with the person or entity owning, or having the exclusive right by contract or law to manage, the Related Customer Locations (collectively, “Related Customers” and individually, a “Related Customer”). Primary Customer Locations and Related Customer Locations are sometimes collectively referred to herein as “Customer Locations” and individually as a “Customer Location.”

C.	Primary Customer and Sysco desire to enter into this Agreement regarding distribution services to Primary Customer Locations and to make available the benefits and obligations of this Agreement to all Related Customer Locations choosing to purchase under the Agreement.

In consideration of the mutual obligations set forth below, the parties agree as follows:

1. Scope “What does my program cover?”

This Agreement governs Sysco’s distribution services for Primary Customer, Related Customers and their respective Customer Locations that are located within the service areas of the Operating Companies listed in Schedule 1 (collectively, the “Service Area”). The margin schedule set forth in Schedule 2 is applicable to deliveries to Customer Locations located within the Service Areas.

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Sysco’s distribution services for any Related Customer Locations within the Service Area will be governed by this Agreement upon the execution of a Participation Agreement substantially in the form attached as Schedule 1.1 (“Participation Agreement”), by the delivering Operating Company and by the Related Customer owning or having the exclusive right to manage the Related Customer Location(s) in question. The Participation Agreement may provide for location specific terms involving delivery frequencies and payment or credit terms, as permitted under this Agreement. Sysco has no obligation to serve under this Agreement any foodservice outlet operated by any person or entity unless such outlet is located within the subject Operating Company’s Service Area, and that person or entity operating such outlet satisfies that Operating Company’s credit criteria, and, in the case of Related Customers, has executed a Participation Agreement, and is (i) a franchisee of Primary Customer or (ii) a member of Primary Customer’s GPO that is conducting the same type of business as the other members of Primary Customer’s GPO and, in any case, is located within the Service Area and satisfies Sysco’s credit criteria.

Subsidiaries or other affiliated entities of Sysco that are controlled directly or indirectly by Sysco (“Affiliates”) that do not operate a full-line foodservice distribution business but rather concentrate on specific, specialized product lines are referred to herein as “Specialty Companies.” This Agreement does not apply to Customer’s purchases of goods and services directly from Specialty Companies. Such direct purchases shall be on such terms as may be agreed upon from time to time by Customer and the servicing Specialty Company. Sales of Products sold by Operating Companies but sourced from Specialty Companies are covered by this Agreement.

2. Appointment of Distributor “Who is my distributor?”

Primary Customer appoints Sysco to serve as its primary distributor to Primary Customer Locations of foodservice products within the product categories described in Schedule 2 (“Products”). Primary Customer agrees that each participating Primary Customer Location will purchase from Sysco not less than [**]% of the dollar volume of such Customer Location’s purchase requirements for Products in each Product category stated in the margin schedule set forth in Schedule 2.

Primary Customer also appoints Sysco to serve as the primary distributor to the Related Customers Locations within the Service Area. It is the intention of Sysco and Primary Customer that each Related Customer Location will purchase from Sysco not less than 80% of the dollar volume of such Related Customer Location’s purchase requirements for Products in each Product category stated in the margin schedule set forth in Schedule 2. Primary Customer shall be entitled to amend or supplement the list of Customer Locations, from time to time, provided that each Customer Location (i) is located within the Service Area, (ii) falls within the limitations on scope set forth in Section 11 and (iii) the Customer Representations set forth in Schedule 4 remain true after such amendment. Sysco shall be entitled to designate the Operating Company that shall provide distribution services to each Customer Location and shall be further entitled to, from time to time, upon reasonable written notice to Primary Customer and the affected Related Customers, amend such designation.

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3. Customer Service Provided by Sysco “What account services does Sysco provide for me?”

Sysco will provide the account services described in the MDA General Policies and Procedures (the “MDA Policies”), as they may be amended by Sysco from time to time. The MDA Policies as of the Effective Date are attached as Schedule 3.

4. Operational Services Provided by Sysco “When do I receive my delivery? How do I handle my returns?”

4.1 Delivery Service.

4.1.1 In order to maintain scheduled delivery days and times, minimize off-day deliveries and maintain reasonable expense control, each Customer Location will receive _ deliveries per week on its appointed delivery days (“Scheduled Delivery Days”), as such Scheduled Delivery Days may be changed from time to time. The delivering Operating Company will assign Scheduled Delivery Days and the delivery times on such days for each Customer Location within its Service Area, taking into consideration the needs and preferences of the Customer Location, and will use reasonable, good faith efforts to make on-time deliveries.

4.1.2 If any single delivery to a Customer Location, including, without limitation, an Off Day Delivery (as defined hereinafter), does not meet the minimum order size set forth in Schedule 4 (“Minimum Order”), the Operating Company shall not be obligated to make such delivery. In addition, certain small delivery sizes are subject to a delivery fee as provided in Schedule 4 (the “Small Order Surcharge”), which will be added to the invoice covering such delivery.

4.1.3 Should Customer request a delivery on a day other than the Scheduled Delivery Days (the “Off Day Delivery”), the delivering Operating Company, in its sole discretion, may determine to provide the Off Day Delivery. The delivering Operating Company, may condition the Off Day Delivery upon payment of an additional charge determined in its sole discretion and in such event, it will not make the Off Day Delivery unless Customer agrees in writing to such additional charge. If the delivering Operating Company does not provide the Off Day Delivery, orders placed by Customer for an Off Day Delivery will be delivered on the next Scheduled Delivery Day.

4.2 Product Return Policy. Returns of Products and credits therefor shall be governed by Sysco’s Product Credit and Return Policy, the current terms and conditions of which are set forth in the MDA Policies.

4.3 Restocking Fee. Subject to Section 4.2, Sysco reserves the right to collect a restocking fee of $2.50 per case for all Product returned to, and accepted by, the Operating Company, except if the Products are returned or rejected as a result of: (i) Product defects, (ii) Products damaged in distribution, (iii) Product mis-ships by the Operating Company, or

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(iv) Product recalls ordered by the Supplier (as defined hereinafter) (subject to Section 9.2.9) or in response to governmental recall or withdrawal action.

5. Information Services Provided Bv Sysco “What data do I receive?”

Sysco will provide the reporting and order entry services described in the MDA Policies.

6. Pricing “How is my pricing calculated and how often?”

6.1 Definition of Cost. The price to Customer for all Products sold under this Agreement (the “Sell Price”) will be calculated on the basis of Cost, except as provided in Section 7.2. Except where Customer has agreed with a supplier to purchase certain Products as described in Section 7.1, “Cost” is defined as the cost of the Product as shown on the invoice to the delivering Operating Company or, if there is an open purchase order issued by the delivering Operating Company for customary quantities of such Product and such Product is due to be received by such Operating Company prior to the first day of the pricing period for which the Cost and resulting Sell Price is being determined (“Eligible Open Purchase Order”), the price of the Product as set forth in such Eligible Open Purchase Order, plus, if the price on such invoice or Eligible Purchase Order, as the case may be, is not a delivered price, Applicable Freight. The invoice used to determine Cost will be the invoice issued to the delivering Operating Company from the supplier, including, without limitation, Sysco’s merchandising services Affiliate, currently the Baugh Supply Chain Cooperative, Inc. and its regional member cooperatives (collectively, “BSCC”), as well as any other Affiliate. Cost is not reduced by cash discounts for prompt payment available to Sysco, BSCC or the Operating Companies.

“Applicable Freight” means a freight charge for delivering products to the delivering Operating Company. Applicable Freight charges may include: (i) common or contract carrier charges by any Supplier or a third party; (ii) common or contract carrier charges billed by Sysco’s freight management service (“FMS”), sometimes known as Alfmark, for third party carriage arranged by FMS; (iii) charges billed by FMS for shipments back hauled on trucks owned or leased by Sysco or its Affiliates; or (iv) charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, air freight charges and other similar charges not included any Supplier’s invoice cost that are required to bring Product into the delivering Operating Company’s warehouse. Applicable Freight for any Product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service and for the same quantity of Product.

6.2 Merchandising Services. Sysco Corporation and its Affiliates, including BSCC, perform value-added services for suppliers of SYSCO® Brand and other Products over and above procurement activities typically provided by other distribution companies in the foodservice industry. These services include, but are not limited to, (i) supply chain services such as consolidation of Operating Company purchases from suppliers, management of supplier ordering processes, consolidation of payments by Operating Companies to suppliers, processing claims by Operating Companies for Product loss and shortages, advanced inventory management, freight consolidation and management and other services associated with management of the total supply chain, (ii) quality assurance and (iii) regional and national marketing and performance-based product marketing. To bring these supply chain efficiencies to its customers requires Sysco and its Affiliates, including BSCC, to accept responsibility for management of certain business functions and expenses once borne by the supplier. There are also instances where Sysco and its Affiliates, including BSCC, incur additional costs in order to generate savings when considering the entirety of the supply chain which is the case with activities such as redistribution, forward contracting, freight consolidation, and cross docking. Therefore, Sysco and its Affiliates, including BSCC, may recover the costs of providing these services, may be compensated for these services and may retain any savings they may receive throughout the supply chain by utilizing their expertise, resources and capital, much of which is used to offset expenses already incurred. Sysco considers such cost recovery, compensation and retained savings to be earned income. Receipt of such cost recovery and earned income does not reduce Cost and does not diminish the commitment of Sysco and its Affiliates, including BSCC, to provide competitive prices to their customers.

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6.3 Sell Price.

6.3.1 Calculation of Sell Price

6.3.1.1 Margin on Sell - For Products subject to margin on sell pricing as indicated in Schedule 2, the Sell Price will equal (i) the Cost of the Product divided by (ii) the difference between [**]% and the percentage margin on sell applicable to the Product category of such Product as set forth in Schedule 2, less (iii) Supplier Allowances (as defined in Section 7.1)

For example, a case of Product with a Cost of $[**] per case, a margin on sell of [**]% and an applicable Supplier Allowance of $[**] per case will have a Sell Price calculated as follows:

[**]

6.3.1.2 Fee per Unit For Products subject to fee per pound pricing as indicated in Schedule 2, the Sell Price will equal: (i) the Cost of the Product per pound, plus the fee per pound specified in Schedule 2, less (ii) any Supplier Allowance per pound, multiplied by

(iii) the number of pounds of such Product

For example, a Product weighing [**] pounds with a fee per pound of $[**], a Cost per pound of $[**], and a Supplier Allowance of $[**] per pound, will be calculated as follows:

[**]

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For items subject to a fee per case, the Sell Price will equal the Cost (per case), plus the fee per case, less the Supplier Allowance.

6.3.1.3 Sell Price - Market Pricing - For Products subject to market pricing as indicated in Schedule 2, the Sell Price shall be the prevailing market price, as determined by the delivering Operating Company for its respective market area, in its sole discretion.

6.3.2 Frequency of Sell Price Calculation Sell Prices for all Products will remain in effect for the pricing period set forth in Schedule 2 for the applicable Product category. The day of the week that weekly or monthly Sell Prices change may vary among delivering Operating Companies. Alternative pricing periods are further described below.

(1)	Time of sale pricing - pricing in effect for current purchase only;

(2)	Daily pricing - pricing in effect for a 24-hour period;

(3)	Weekly pricing - pricing in effect for seven consecutive calendar days; and

(4)	Monthly pricing - pricing in effect for a calendar month or a defined Customer accounting period.

Starting and ending dates of Supplier Agreements, as defined in Section 7.1 hereof, may affect the effective dates of the above pricing periods.

Sysco reserves the right, on prior notice to Primary Customer, to adjust monthly or weekly pricing in the event of major changes in Cost of any Product defined as a change of more than five percent (5%) of then-current Cost.

6.3.3 Sales, Use or Other Taxes and Assessments If, pursuant to local or state law, Sysco is obligated to pay to applicable taxing or regulatory authorities with respect to Sysco’s sales of Products to Customer Locations, any (i) sales or use taxes, (ii) business opportunity taxes, levies or assessments or (iii) taxes, fees or assessments relating to recyclable beverage containers (collectively “Pass-Through Assessments”), Sysco may recoup from Customer, to the extent legally permissible, the amount of such Pass-Through Assessments, either through an increase in the margin on sell (or, if applicable, fee per case) or through a line item surcharge.

6.3.4 Sale by, and Payment to, Operating Companies - The delivering Operating Company will invoice all sales of Product under this Agreement. Customer shall pay to the delivering Operating Company all invoices for Product sales under this Agreement issued by such Operating Company in accordance with the credit terms established under Section 10 hereof.

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6.3.5 Use of the Term “Margin” Unless the context clearly indicates otherwise, the term “margin” used alone means the amount added to Cost to determine the Sell Price, whether such amount is determined as a margin on sell, mark-up or fee per unit.

6.4 Substitutions. Should a substitution be necessary, the delivering Operating Company will ship a comparable product at a Sell Price calculated using the same methodology and margin as on the original Product ordered. Adjustments will be made to account for any pack/size variance and will be calculated based on the same unit price.

6.5 Temporary Adjustment in Pricing for Unanticipated Problems. If the operating costs of Sysco or any particular Operating Company are affected as a result of significant regional or national economic fluctuations, including but not limited to power and fuel cost changes and power supply fluctuations, Sysco may, with advance written notice to Customer, add a surcharge to Customer’s invoice or adjust the margins to compensate for such cost variances which surcharge or margin adjustments shall be removed or adjusted back to the pre adjustment levels if the condition prompting such surcharge or adjustment no longer exists.

6.6 Adjustments When Customer Representations Are Not Achieved. Customer agrees that the pricing provided under this Agreement is premised upon certain forecasts, representations or assumptions provided by Customer to Sysco about the distribution services to be provided by Sysco that are set forth in Schedule 4 attached hereto (the “Customer Representations”). If at any time following ninety (90) days from the Effective Date, Sysco determines that the Customer Representations are not or are no longer satisfied, in the aggregate, with respect to all Customer Locations, Sysco may provide written notice to Primary Customer of such failure to achieve or maintain the Customer Representations, which may contain a proposed adjustment in the margins to compensate for such failure. Primary Customer will negotiate in good faith with Sysco for an equitable adjustment to the margins so as to compensate Sysco for the failure to achieve or maintain the Customer Representations. If, within thirty (30) days following such notification, Primary Customer and Sysco fail to agree to the proposed or other mutually acceptable adjustment or other form of compensation, Sysco shall be entitled to terminate this Agreement, as provided in Section 11.2.1(d).

6.7 Fuel Cost Surcharge. The parties acknowledge and agree that the pricing terms set forth in this Agreement are premised upon fuel prices being within a certain range, the “Base Range,” as further described in Schedule 6.7. In the case of fuel cost fluctuations outside of the Base Range, a fuel surcharge will be added, which will be subject to periodic adjustment, as provided in Schedule 6.7. This surcharge will be added as a line item on the invoice covering each delivery.

6.8 Customer Incentives/Allowances. Sysco will pay the incentives/allowances described in Schedule 6.8 pursuant to the procedures contained in Schedule 6.8. Primary Customer represents that the existence of all incentives/allowances provided to Primary Customer under this Agreement has been and will continue to be disclosed to Related Customers and Primary Customer’s own clients or customers (collectively “Operators”) other than retail dining establishment patrons. Primary Customer further represents that (i) the imposition and collection of all incentives/allowances provided under this Agreement is permitted under each Operator’s agreement with Primary Customer and each Related Customer’s agreement with Primary Customer and (ii) payment of such allowances does not violate any law or contract to which Primary Customer is bound. Primary Customer will defend, indemnify and hold harmless Sysco from all loss, damage or liability arising out of any breach of this representation, including reasonable attorneys’ fees and expenses. Primary Customer will further repay to Sysco any allowances paid to Primary Customer with respect to the sa]e of Product to any customer, including without limitation, a Related Customer if Sysco does not ultimately receive payment for such Product. The indemnity set forth herein shall survive the expiration or termination of this Agreement.

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7. Customer Agreements with Suppliers “What if I have agreements with product suppliers?”

7.1 Supplier Agreements; Customer Contract Pricing. Subject to the limitations set forth in Section 7.3 below, Primary Customer may provide Sysco with written evidence of the existence of agreements it has with any supplier, manufacturer, grower, packer, or other procurement source of Products to be distributed under this Agreement (each, a “Supplier”) for the purchase of such Products (such agreements being referred to herein as “Supplier Agreements”), utilizing the Sysco form provided separately by Sysco (the “Supplier Detail Form”). Supplier Agreements include agreements for which the Supplier and Primary Customer have agreed on (i) allowances for Customer (“Supplier Allowances”) or (ii) the guaranteed cost supplier will charge Sysco for Product to be resold to Customer (“Supplier Guaranteed Distributor Cost”), both FOB Supplier plant or delivered to the delivering Operating Company. Products subject to Supplier Agreements are referred to herein as “Contracted Products”. Subject to Section 7.3, Sysco will use the Supplier Guaranteed Distributor Cost (of which it has been notified appropriately), plus Applicable Freight when such cost is not a delivered cost, as the Cost of Contracted Product (except as provided in Section 7.2 with respect to Controlled Price Products) when ca1culating its Sell Price under Section 6.3, notwithstanding that the Cost to Sysco of such Contracted Product otherwise varies. Sysco will provide for a Supplier Allowance for a Contracted Product by deducting such allowance value after performing the calculation of the Sell Price that would otherwise apply to such Product under Section 6.3. Supplier Agreements put into effect on the Effective Date are referred to as “Initial Supplier Agreements.”

7.2 Controlled Price Products. There are a limited number of Products (“Controlled Price Products”) that are governed by agreements with suppliers binding upon Sysco or the Operating Company which establish the ultimate price at which the delivering Operating Company must sell the Product to the Customer Location (“Controlled Price Agreements”). Controlled Price Agreements are limited to bag-in-box products from Coca Cola North America and Pepsi Cola Company, products from Ecolab, Inc. and other products expressly agreed to in writing by Sysco and Customer. Notwithstanding Section 6.3, the Sell Price for Controlled Price Products shall be the amount prescribed (or ca1culated in accordance with) the applicable Controlled Price Agreement.

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7.3 Limitations Relating to Supplier Agreements. For any Supplier Agreements which are either (i) not Initial Supplier Agreements or (ii) the terms of which change from what is listed in the Supplier Detail Form which was previously provided, Sysco must be notified in writing and provided with complete information concerning such agreements no later than (A) the tenth (10th) day of a calendar month for new pricing or allowance programs or modifications to existing Supplier Agreements which are to be effective as of the first day of the following calendar month or (B) twenty (20) days prior to the beginning of the next Customer accounting period for new pricing or allowance programs or modifications to existing Supplier Agreements which are to be effective as of the first day of the following Customer accounting period. Customer agrees that Sysco is not responsible for inaccuracies, errors or omissions made by supplier, or untimely submissions of all information required, in connection with the pricing and allowances under Supplier Agreements, and that Customer’s sole and exclusive remedy for any such inaccuracies, errors or omissions or untimely submissions of information related to Supplier Agreements shall be directly with supplier.

Sysco shall be obligated to determine the Sell Price for Contracted Products or Controlled Price Products under Sections 7.1 or 7.2 only if the Supplier Agreement and all information described above is included in a Supplier Detail Form or any other required information is timely provided to Sysco as provided above. Furthermore, if the Supplier Guaranteed Distributor Cost or the Supplier Allowances are premised upon specified payment or credit terms or specified purchase volumes of Products, such payment and credit terms must be consistent with industry standards for such supplier and the specified purchase volumes of the related Contracted Products must be consistent with the Customer Locations’ historical or reasonably forecasted usage of such Products. If information concerning Supplier Agreements is not timely provided or the payment or credit terms or specified purchase volumes are not as described above, the Sell Price of such Contracted Products shall be determined in accordance with Section 6.3 and without regard to the Supplier Guaranteed Cost or the Supplier Allowance.

8. Price Verification “How do I know if my pricing is correct?”

Primary Customer will be allowed one (1) annual price verification at each delivering Operating Company for purchases made under this Agreement. If Sysco is establishing its Cost for Contracted Products at the corporate office for participating Operating Companies, then the price verification shall occur at one Operating Location selected by Primary Customer. The price verification will consist of reviewing computer reports generated by Sysco documenting Sysco’s calculation of Customer’s invoice price and the participating Operating Company’s delivered Cost. If requested, applicable Supplier invoices and accompanying freight invoices will also be made available. Supplier invoices consist of invoices from third party suppliers or from Sysco Affiliates, BSCC or a Specialty Company, as applicable. Price verification adjustments, if applicable, will be made utilizing the net of undercharges and overcharges to the Customer. Any net overcharge adjustments paid to Primary Customer that result from overcharges to Related Customers, shall be forwarded by the Primary Customer to the applicable Related Customers unless Primary Customer is otherwise legally entitled to retain such adjustments. The price verification process is subject to the following:

(a)	Primary Customer must request a price verification in writing at least twenty (20) business days prior to the suggested date of the price verification and must identify not more than fifteen (15) items to be price verified and the period covered;

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(b)	The date and time of price verification must be to the mutual agreement of Primary Customer and the delivering Operating Company;

(c)	The price verification will be made at the delivering Operating Company’s location;

(d)	Support for the price verification may not be removed from the delivering Operating Company location where the price verification is conducted;

(e)	The period for which pricing is to be verified will not begin more than three (3) months prior to the date of the price verification, and will cover only one pricing period; and

(f)	In no event will pricing be corrected for more than six (6) months prior to the date of the price verification.

Due to the extensive time and complexity associated with price verification, Sysco will not accept computer generated price matching or electronic audits by or on behalf of Customers or any Third Party Provider (as defined in the MDA Policies) and any price verification adjustments will only be made following the above price verification procedures. Notwithstanding the foregoing, if any Customer becomes aware of pricing discrepancies for Contracted Products, Sysco will investigate the purported discrepancy and make appropriate pricing adjustments, as warranted, but such procedure will not involve additional on-site visits and/or access to supplier invoices.

9. Proprietary and Special Order Products “How will Sysco handle products with my logo and products ordered specially for me?”

9.1 Definitions.

9.1.1 Special Order Products Special Order Products are Products not inventoried by the delivering Operating Company that Customer requests, on behalf of one or more Customer Locations, and such Operating Company purchases for immediate or near immediate distribution to such Customer Locations.

9.1.2 Proprietary Products Proprietary Products are (i) Products bearing Customer’s name or logo, (ii) Products with a unique formulation that are restricted for sale to Customer, or (iii) supplier branded products that would otherwise not be inventoried, or quantities of such supplier branded Products that exceed the amounts that the delivering Operating Company would inventory, except for specific Customer’s requirements. Products under the SYSCO® Brand will be considered Proprietary Products when Customer requires that such Product must be procured from a specific supplier. Contracted Products may also be considered to be Proprietary Products if they are within the scope of Products described in clauses (i), (ii), or (iii) of this Section 9.1.2. Fresh produce may not be designated a Proprietary Product due to its highly perishable nature. Proprietary Products described in clause (iii) of this Section 9.1.2 shall be determined separately by each delivering Operating Company.

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9.2 Requirements/Limitations Applicable to Proprietary Product, Special Order Product and Contracted Product. Sysco’s obligation to procure and distribute Proprietary Products, Special Order Products, or Contracted Products, is subject to the following conditions, as applicable:

9.2.1 Hold Harmless/Insurance - Suppliers of Proprietary Products, Contracted Products and Special Order Products must provide Sysco with an indemnity agreement and insurance coverage satisfactory to Sysco and must not be in breach of such indemnity agreement. If a supplier of such Products does not provide the required indemnity and insurance or is in breach of its requirements to do so and Customer still wishes to purchase Products purchased by Sysco from such supplier, such Products shall be defined as “Customer Directed Products” and Section 9.2.2 shall apply to same.

9.2.2 Customer Directed Products - In connection with all Proprietary Products, Contracted Products or Special Order Products, which are not SYSCO® Brand Products (“Customer Directed Products”), Primary Customer and each Related Customer acknowledges that Sysco does not manufacture or produce any Products other than certain further processed Products sourced from Specialty Companies. With regard to Customer Directed Products, Primary Customer and such Related Customers agree that they have selected the Customer Directed Products based upon their own knowledge and judgment. Other than warranty of title, SYSCO MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE WITH REGARD TO CUSTOMER DIRECTED PRODUCTS. Furthermore, both Primary Customer and each Related Customer that purchases or uses Customer Directed Products, jointly and severally, will defend, indemnify and hold harmless Sysco and its employees, officers and directors from all actions, claims and proceedings, and any judgments, damages and expenses resulting therefrom, brought by any person or entity for injury, illness and/or death or for damage to property in either case arising out of the manufacture, production, delivery, sale, resale, use or consumption of any Customer Directed Product, except to the extent such claims are caused by the negligence or intentional misconduct of Sysco, its agents or employees. Furthermore, Primary Customer and each Related Customer that purchases or uses such Products does hereby release, discharge and acquit Sysco and its employees, officers and directors from any and all claims, actions, causes of action, demands, liabilities, damages, costs and expenses whatsoever which Customer now has or may hereafter have arising out of the manufacture, production, delivery, sale, resale, use or consumption of any Customer Directed Product except to the extent such claims are caused by the negligence or intentional misconduct of Sysco, its agents or employees. If, as of the date of the occurrence of the events giving rise to the otherwise indemnified claim, Sysco has an established supplier relationship with the supplier of the Customer Directed Product arising from its procurement of Products from such supplier for other customers of Sysco, Sysco shall seek indemnity from such supplier first before pursuing the indemnification obligations of Customer under this paragraph. The indemnity, waiver and release provided in this paragraph shall survive the expiration or termination of this Agreement.

9.2.3 GTIN and Bar Code Proprietary Products, Contracted Products and Special Order Products must have a valid Global Trade Identification Number (“GTIN”) assigned and a scannable GTIN bar code on each sellable unit.

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9.2.4 Minimum Movement No delivering Operating Company will have an obligation to carry a Proprietary Product if all Customer Locations purchasing from such Operating Company purchase less than ten (10) cases per week of that Product and/or the sales volume of such Proprietary Product in such Operating Company results in less than twelve (12) turns of the inventory of such Product in any twelve (12) month period.

9.2.5 Forward Warehouse Consignment Sysco utilizes several third party public warehouses throughout the nation for the purpose of efficiently redistributing products (“Forward Warehouses”). Any Proprietary Products or Contracted Products placed into the Forward Warehouses at Primary Customer’s request must be inventoried on a consigned basis by either the Supplier of such Products or Primary Customer. Forward Warehouses do not include existing redistribution centers established by Sysco Affiliates or redistribution centers that may be established by Sysco Affiliates in the future.

9.2.6 Customer Obligations for Special Order Products - Customer Locations shall purchase all shipments of Special Order Products within the timeframes specified in the special order request, as approved by Sysco. No Special Order Products may be returned other than due to Product defects, mis-ships or any such Products or returns for which the Supplier has agreed to credit the delivering Operating Company. Any additional distribution costs incurred by the delivering Operating Company for Special Order Products outside of normal distribution costs, e.g., overnight freight or UPS charges, will be paid by the ordering Customer unless Supplier honors a bill-back to permit Sysco to recover such costs.

9.2.7 Stocking of Proprietary Products Customer agrees that each delivering Operating Company shall be required to stock no more than twenty five (25) Proprietary Products. If any delivering Operating Company agrees to inventory any Proprietary Product for Customer in excess of the stated amount, Sysco may increase the margin by five (5) percentage points for each Proprietary Product over the stated limit. Primary Customer shall give reasonable prior notice, of not less than thirty (30) days, to each delivering Operating Company of the Proprietary Products that it wishes such Operating Company to stock.

9.2.8 Inventory Disposition - If (i) there is no movement of a Proprietary Product within a thirty (30) day period of time at either any Operating Company or at any Forward Warehouse (such Proprietary Product being referred to herein as an “Obsolete Product”) or (ii) this Agreement terminates for any reason or expires, Customer will purchase, or cause a third party to purchase, all remaining Obsolete Products and, in the case of termination or expiration of this Agreement, all Proprietary Products and Special Order Products (whether in Sysco’s inventory, in transit or at Sysco’s docks) at Sysco’s Cost plus a reasonable transfer and warehouse handling charge. In either event, Customer will purchase or cause to be purchased all perishable Obsolete Products or, in the case of termination or expiration of this Agreement, all perishable Proprietary Products and Special Order Products, within seven (7) days of written notification of non-movement or the termination or expiration of this Agreement, as the case may be, and all frozen and dry Obsolete Products, or, in the case of termination or expiration of this Agreement, all remaining Proprietary Products and Special Order Products, within fourteen (14) days of written notification of non-movement or the termination or expiration of this Agreement, as the case may be. Customer guarantees payment for such Product purchased by a third party designated by Customer which obligation shall survive the expiration or termination of this Agreement. Payment terms for Product purchased under this Section 9.2.8 will be the same as established in or pursuant to Section I 0.1 or if the purchase is triggered by the expiration or termination of this Agreement, within the fourteen (14) days of termination of this Agreement or the established payment terms, whichever is earlier. For purposes of this Agreement, “Sysco’s Cost” is the Cost of the Product, as determined in accordance with Section 6.3, without regard to any Supplier Guaranteed Distributor Cost or Supplier Allowance.

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9.2.9 Product Recalls of Proprietary and Special Order Products Sysco has a stated recall policy to charge each Supplier for expenses Sysco incurs as a result of recalls and withdrawals of Products purchased from such Supplier. If Sysco purchases Proprietary Products or Special Order Products exclusively for Customer, and if the Supplier does not pay such expenses, Customer will pay or reimburse Sysco for all such expenses.

10. Credit; Customer Financial Responsibility “What are my payment terms?”

10.1 Payment Terms.

Standard payment terms will be assigned following submission of the information specified in Section l 0.4 to Sysco and its review thereof. This Agreement is not binding upon Sysco, with respect to any Customer, until such time as such information is provided to Sysco and Sysco establishes payment terms in Sysco’s sole discretion, as evidenced by its written approval of the new account application submitted by such Customer, its written designation of payment terms for such Customer, and, in the case of a Related Customer, its acceptance and execution of the required Participation Agreement with such Related Customer.

Sysco reserves the right to modify payment terms for any Customer if, in Sysco’s sole judgment, such Customer’s financial condition materially deteriorates or Sysco becomes aware of circumstances that may materially and adversely impact such Customer’s ability to meet its financial obligations when due.

Each Customer will be offered credit terms commensurate with its credit worthiness as determined by the respective delivering Operating Companies in their sole discretion.

10.2 Set Off Sysco may set off any amounts it may owe to any Customer under this Agreement against all amounts that Customer is obligated to pay Sysco under this Agreement.

10.3 Service Charge; Collection Fees. If invoices are not paid when due, a service charge will be assessed to the applicable Customer, up to the maximum amount permitted by law. Unpaid invoice balances and service charges due to Sysco will be deducted from any credits due to such Customer. Customer shall pay all costs and expenses (including reasonable attorney’s fees) Sysco incurs in enforcing its rights under this Agreement including, without limitation, its right to payment for Products sold to Customer.

10.4 Applications and Other Documents and Information. Primary Customer and each Related Customer will complete and execute a new account application on forms provided by Sysco and such account applications must be approved by Sysco as a condition to this Agreement binding Sysco with respect to Primary Customer and each Related Customer. In addition, this Agreement shall not be binding upon Sysco with respect to distribution services to any Related Customer until and unless such Related Customer has signed a Participation Agreement approved and accepted by Sysco, as provided in Section 1, above. If required by the delivering Operating Company in its judgment, Related Customers shall also execute and deliver guarantees, security agreements or other related agreements as a further condition to this Agreement being binding upon Sysco with respect to such Related Customer.

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In order to enable Sysco to establish each Customer’s credit terms and to monitor each Customer’s financial condition, Primary Customer and, if requested by Sysco, any Related Customer, will provide Sysco with quarterly and annual financial statements (audited, if available) consisting of an income statement, balance sheet, statement of cash flow and, if available, auditor’s opinion and supporting discussion notes. Sysco may request such further financial information from Primary Customer and from any Related Customer, as applicable, and such Customer shall provide such further information from time to time, sufficient, in Sysco’s judgment, to enable Sysco to accurately assess such Customer’s financial condition.

10.5 Delivery Stoppage. If Primary Customer or any Related Customer fails to make payment when due, Sysco or any participating Operating Company to which such payment is due may immediately, upon notice to the applicable Customer, condition future deliveries upon more stringent credit and/or payment terms, including, without limitation, cash in advance, cash on delivery, and/or the delivery of acceptable letters of credit, third party guarantees, additional collateral, and/or, following five (5) days written notice to the applicable Customer, cease shipment of any Products to the Customer failing to make such payment until the outstanding receivable balance is fully within terms.

10.6 Indemnification Against Franchisee/GPO Member Exclusion. If Primary Customer is a franchisor and/or GPO and permits distribution under this Agreement to Related Customers that are franchisees and/or GPO members, and if for any reason Primary Customer (i) directs Sysco to cease distribution or sales of Proprietary Product bearing trademarks or trade dress owned by Primary Customer to one or more Related Customers, or (ii) prohibits any Related Customers from participating in the purchasing program detailed hereunder, Primary Customer will defend, indemnify and hold Sysco harmless from and against any and all losses, damages or claims by the affected Related Customers which may arise from Sysco ceasing further sales and/or the availability of the purchasing program hereunder to such Related Customers under this Agreement. The indemnity set forth herein shall survive the expiration or termination of this Agreement.

11. Term and Termination “How long will the MDA remain in effect and how does it terminate?

11.1 Term. The term of this Agreement (the “Initial Term”) will begin on June 1, 2011 and will end on May 31, 2013. The initial term shall automatically extend until either party provides the other party with ninety (90) days’ prior written notice (the term of extension together with the Initial Term shall be referred to as the “Term”).

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11.2 Termination. This Agreement may be terminated prior to the end of the Term as to Primary Customer and any Related Customer as follows:

11.2. l By Sysco:

(a)	By Sysco for failure of Primary Customer to comply with any material provision of this Agreement within one hundred twenty (120) days of Primary Customer’s receipt of written notice describing said failure unless, with respect to not more than one such failure, such failure is cured within such one hundred twenty (120) day period;

(b)	By Sysco immediately upon written notice to Primary Customer if Primary Customer’s financial position deteriorates materially, determined by Sysco in its sole judgment, or if Sysco becomes aware of any circumstances that, in Sysco’s sole judgment, materially impact Primary Customer’s ability to meet its financial obligations when due;

(c)	By Sysco, but only with respect to any Related Customer (and not with respect to Primary Customer or any other Related Customer), immediately upon written notice to such Related Customer if its financial position deteriorates materially, as determined by Sysco in its sole judgment, or if Sysco becomes aware of any circumstances that, in Sysco’s sole judgment, materially and adversely impact such Related Customer’s ability to meet its financial obligations when due;

(d)	By Sysco, upon not less than sixty (60) days written notice to Primary Customer if the Customer Representations are not achieved or no longer achieved and Primary Customer and Sysco have failed to agree upon adjustments to the margin or other mutually satisfactory form of compensation, as further described in Section 6.6;

(e)	By Sysco, but only with respect to distribution services to a designated Related Customer for failure of such Related Customer to comply with any material provision of this Agreement or the Participation Agreement within sixty (60) days of such Related Customer’s receipt of written notice describing such failure, unless, with respect to not more than one such failure, such failure is cured within such sixty (60) day period;

11.2.2 By Primary Customer:

By Primary Customer for failure of Sysco to comply with any material provision of this Agreement within sixty (60) days of Sysco’s receipt of written notice describing said failure unless with respect to not more than one such failure, such failure is cured within such sixty (60) day period; and

11.2.3 By Related Customer:

By Related Customer as to its obligations only for failure of Sysco to comply with any material provision of this Agreement within sixty (60) days of Sysco’s receipt of written notice describing said failure unless with respect to not more than one such failure, such failure is cured within such sixty (60) day period (termination by a Related Customer under this Section 11.2.3 shall not constitute termination of this Agreement as it applies to Primary Customer or any other Related Customer).

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11.3 Obligations Upon Termination. Upon termination, Primary Customer and all Related Customers agree to fully comply with all of their obligations under this Agreement, including, without limitation the obligation to pay all invoices at the earlier of (i) the time they are due or (ii) two (2) weeks from the date of termination.

11.4 Survival of Terms. The sections of this Agreement that by their nature are intended to survive, including but not limited to indemnification, waiver of jury trial, payment, limitations on damages and warranties, and confidentiality found in Sections 9.2.2, 10.3, 10.6, 11.3, 12, 16 and its subsections, and 17, shall survive the expiration or termination of this Agreement. Neither expiration nor termination of this Agreement for any reason shall release a party from liabilities or obligations set forth herein which the parties have expressly agreed will survive such expiration or termination.

12. Waiver of Right to Jury Trial “What if we disagree?”

Each party affirmatively waives its right to jury trial with respect to any disputes, claims or controversies of any kind whatsoever under this Agreement.

13. Perishable Agricultural Commodities “Do any products receive special treatment if certain sellers aren’t paid for them?”

This Agreement may cover sales of “perishable agricultural commodities” as those terms are defined by federal law. Generally, all fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining and/or steam blanching are considered perishable agricultural commodities as are oil blanched french fried potato products. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by Section 5(c) of the Perishable Agricultural Commodities Act, 1930 C’PACA”) (7 U.S.C. 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities until full payment is received.

14. Food Safety and Ground Beef “How do you handle ground beef and veal products?”

Sysco has developed a set of stringent standards for the production and packaging of ground beef and ground veal (the “Sysco Ground Beef and Veal Safety Standards”). Sysco will not be obligated to utilize any supplier of ground beef or ground veal that does not meet the Sysco Ground Beef and Veal Safety Standards, whether or not the ground beef or ground veal supplied by such supplier has been designated by Customer as a Proprietary Product, Contracted Product or Special Order Product.

15. Customer Initiated Recalls and Product Withdrawals “Under what circumstance will there be any charge to me for a recall?”

As noted in Section 9.2.9, Sysco has a stated recall policy to charge each Supplier for expenses Sysco incurs as a result of recalls and withdrawals of Products purchased from such Supplier. If in the absence of a formal recall or withdrawal of Product initiated by the Supplier of such Product or a government agency with authority to do so, Customer directs Sysco to withdraw all such Product from Customer Locations, Sysco reserves the right to assess Customer its then current charge to cover handling charges, currently $7.00 per case.

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16. Representations and Warranties; Limitations; Indemnity “What warranties do I receive on Product? Are there any limitations?”

16.1 Product Warranties.

16.l.l Sysco represents and warrants that all Products other than Customer Directed Products, as of the time of delivery to Customer (i) will meet the specifications for such Product contained within the order guide and other written specifications for such Product provided by Sysco (ii) subject to Section 13, will be free and clear of any adverse lien or security interest, and (iii) to the extent the Product is subject to the Federal Food, Drug and Cosmetic Act, as amended from time to time (the ‘‘FDC Act”), will not be adulterated or misbranded within the meaning of the FDC Act.

16.1.2 Sysco represents and warrants that, subject to Section 13, all Customer Directed Products will be free and clear of any adverse lien or security interest.

16.1.3 NO PERSON IS AUTHORIZED TO MAKE ANY WARRANTY OR REPRESENTATION IN ADDITION TO OR IN CONFLICT WITH THE WARRANTIES SET FORTH IN THIS SECTION.

16.2 Exclusion of Implied Warranties. Except as expressly provided herein, SYSCO MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES THAT ARISE FROM TRADE USAGE OR CUSTOM.

16.3 Exclusion of Certain Damages. In no event shall either Sysco or Customer be liable FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY SORT (INCLUDING WITHOUT LIMITATION, LOST PROFITS AND LOST ENTERPRIZE VALUE) WHETHER IN AN ACT[ON IN CONTRACT, TORT OR OTHERWlSE, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF IT IS ADVISED OF OR COULD HAVE FORESEEN THE POSSIBILITY OF SUCH DAMAGES, except for Losses (as defined in Section 16.4) arising from third party claims that are subject to the indemnification obligations described in Section 16.4 or Losses suffered by a party as a result of the breach by the other party and/or its affiliates, employees, officers, or directors, of the confidentiality provisions set forth in Section 17.

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16.4 Indemnity. Each party (in context, the “lndemnitor”) will be responsible for and will defend and indemnify the other party (in context, the “lndemnitee”) for losses, damages, claims and costs (including reasonable attorney’s fees) (collectively, “Losses”) of the Indemnitee for property damage or personal injury that are caused by or arise out of the negligence or intentional misconduct of the Indemnitor other than as limited in Section 16.3. The obligations of the Indemnitor in the preceding sentence will be reduced to the extent such Losses are caused by the negligence or intentional misconduct of the Indemnitee. The Indemnitee will promptly notify the Indemnitor of any Losses and cooperate with the Indemnitor in defending such Losses. The Indemnitor is entitled to defend the Losses at its expense with counsel of its choosing. The Indemnitee may participate in the defense of the Losses at its expense with counsel of its own choosing. This indemnity is in addition to, not in lieu of, any other indemnity set forth in this Agreement.

17. Confidentiality “Do we consider information we exchange to be confidential?”

Each of Sysco and Primary Customer (in context “Recipient”) agrees to keep all terms of this Agreement and related financial information (“Protected Information”) confidential, will use Protected Information solely to enable it to perform its obligations hereunder, and will not disclose any information concerning this Agreement to any person or entity without the prior express written consent of the disclosing party (“Discloser”); provided, however, that Protected Information may be provided (i) by Recipient to those of its employees who need such information to enable Recipient to perform its obligations hereunder, (ii) by Recipient to its auditors, consultants and advisors who agree to keep such information confidential or are otherwise bound to restrictions on disclosure, (iii) by Primary Customer to Related Customers who have agreed to keep such information confidential, (iv) by Sysco to Related Customers who have agreed to keep such terms confidential, (v) by Primary Customer as to any prospective purchasers of all or part of its business, provided that such prospective purchasers shall have executed and delivered a confidentiality agreement in form and substance approved by Sysco, which approval shall not unreasonably be withheld or delayed, (vi) by Sysco to any Affiliate, or (vii) by Sysco in enforcing Customer’s payment obligations under this Agreement. Protected Information shall not include information which (x) is now or hereafter becomes part of the public domain (y) was received by Recipient from a third party under no obligation of confidentiality to Discloser or (z) is disclosed by Discloser to a third party without restriction (other than disclosure of the terms of this Agreement). In the event that such disclosure is required by applicable law, regulation or court order, Recipient agrees if reasonably practicable, to refrain from such disclosure until such time as Discloser has received written notice with regard to any required disclosure (provided that notice of the required disclosure is not prohibited by law), and Discloser has had a reasonable opportunity to contest the basis for disclosure and review the content of any disclosure proposed to be made to any person or entity.

18. Miscellaneous “What else is covered by our agreement?”

18.1 Assignment/Change in Control. Neither Primary Customer nor any Related Customer may assign this Agreement, by contract or operation of law, in whole, in part or for collateral purposes, without the prior written consent of Sysco. Any such attempted assignment of this Agreement by Primary Customer or any Related Customer without obtaining the prior written consent of Sysco shall be null and void. A Change in Control will be deemed to be an assignment of this Agreement by Primary Customer or Related Customer. For purposes of this Section, a “Change in Control” means: the transfer of all or substantially all of the assets of the entity in question, or a transfer of the ownership interests in such entity such that a “person” or “group” (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act of 1934, as amended) has become the beneficial owner, directly or indirectly of fifty percent (50%) or more of the then outstanding voting shares of such entity, provided that such “person” or “group” was not, directly or indirectly, a beneficial owner of at least such amount of such voting shares as of the Effective Date of this Agreement. Subject to these limitations, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

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18.2 Entire Agreement. The parties expressly acknowledge that (i) this Agreement (and the referenced Schedules), (ii) any separate confidentiality agreement between the parties,

(iii) the credit applications and related agreements and guarantees referred to in Section I 0.4 hereof and (iv) the Participation Agreements referred to in Section I contain the entire agreement of the parties with respect to the relationship specified in this Agreement and supersede any prior arrangements or understandings between the parties with respect to such relationship.

18.3 Amendments. This Agreement may only be amended by a written document signed by each of the parties.

18.4 Notices. Any written notice called for in this Agreement may be given by personal delivery, first class mail, overnight delivery service or confirmed facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight service on the next business day; by first class mail five (5) business days after mailing; and by facsimile when an answer back confirming receipt by the recipient’s facsimile machine is received. The address of each party is set forth below.

18.5 Donations. Due to the competitiveness of the pricing in this Agreement, Sysco will be unable to offer donations in any form, including, without limits, free goods, cash, or use of Sysco owned equipment unless otherwise provided in Schedule 4.

18.6 Force Majeure and Disaster Recovery. Sysco and each delivering Operating Company shall be excused for delays in performance or failure to perform any of its obligations hereunder if such delay or failure is caused by reason of labor disputes, strikes, fire, flood, accident, weather, civil disturbances, war, terrorism (including bio-terrorism), acts of God, failure of sources of supply, and like causes (each, a “Force Majeure Event”). In the event of such occurrences with respect to any delivering Operating Company, Sysco may provide distribution services to Customer Locations from its other distribution centers or Operating Companies. In the event that Sysco is unable to provide such services from its other distribution centers or Operating Companies, Primary Customer and Related Customers may purchase Product requirements for their respective Customer Locations from other sources for such periods of time as Sysco is unable to perform. Sysco shall use commercially reasonable efforts to remove or avoid any such events and shall continue performance hereunder as soon as reasonably practicable whenever such causes are eliminated.

If a Force Majeure Event occurs with respect to any delivering Operating Company, or any Customer Locations or the geographic territory in which the same are located, Sysco and the affected Customer shall promptly communicate with each other as to alternative and critical distribution requirements. Prioritization of distribution services by Sysco during any Force Majeure Event will favor healthcare Customers and, as among such customers, healthcare Customers that have previously entered into disaster recovery arrangements with Sysco.

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18.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder, shall be construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule.

18.8 No Agency Relationship. This Agreement shall not be construed as establishing a general agency, employment relationship, partnership, or joint venture, and neither party may obligate the other except as expressly provided herein.

18.9 Authority. Each of the undersigned agrees to the terms and conditions of this Agreement on behalf of his or her organization or business. The undersigned represents that he or she is fully authorized to sign this Agreement on behalf of the organization or business represented, and that the business entity represented is bound by this Agreement.

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Executed as of the date set forth at the beginning of this Agreement.

1390 Enclave Parkway Houston, Texas 77077-2099 Attention: Vice President, Multi-Unit Sales Telephone: (281) 584-1390 Facsimile: (281) 584-2524

Copy to:

Sysco Corporation 1390

Enclave Parkway

Houston, Texas 77077-2099

Attention: Operations Review

Telephone: (281) 584-1390

Facsimile: (281) 584-1744

MUSCLE MAKER FRANCHSING, LLC

123 Green Street Woodbridge, NJ 07095 Attention: __________________ Telephone:__________________ Facsimile: ___________________

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MASTER DISTRIBUTION AGREEMENT

Schedule Index

Schedule l	Operating Companies, Primary Customer Locations and Related Customer Locations as of Effective Date

Schedule 1.1	Form of Participation Agreement

Schedule 2	Customer Margin Schedule/Product Categories MDA

Schedule 3	General Policies and Procedures

Schedule 4	Customer Representations; Minimum Orders; Delivery Fee for Certain Deliveries

Schedule 6.7	Fuel Cost Surcharge Customer

Schedule 6.8	Incentive Programs

Schedule Index

SCHEDULE 1 TO

MASTER DISTRIBUTION AGREEMENT

Operating Companies; Primary Customer Locations; and Related Customer Locations

Operating Companies

South Florida San

Francisco

Philadelphia Metro

NY

Customer Locations

[**]

Schedule 1.1

SCHEDULE 1.1 TO

MASTER DISTRIBUTION AGREEMENT

Form of Participation Agreement

PARTICIPATION AGREEMENT

Participation Agreement, dated _____, __(this “Agreement”), by and between the undersigned person or owner (“Customer”) which owns or has the right, by contract or law, to purchase goods and services for the establishments described on the attached Exhibit A (the “Customer Locations”) and Sysco ______(“Sysco”) on behalf of Sysco Corporation and certain of its operating subsidiaries and affiliated companies (individually, an “Operating Company” and collectively, “Operating Companies”), which together with Sysco Corporation, are referred to collectively as “Sysco”.

Recitals

A. Customer is a franchisee or licensee or a member of the group purchasing organization (“GPO”) known as or offered or managed by __________ (the “Master Organization”).

B. Sysco and the Master Organization have entered into a Master Distribution Agreement (the “MDA”).

C. The MDA contemplates that Sysco provide distribution services to the Master Organization and its GPO members or franchisees or licenses, including Customer, at Customer Locations it operates under pricing established by the Master Organization under the MDA and the terms and conditions provided herein, including specific delivery terms and other circumstances relating to requirements of Customer specific to the Customer Locations as may be agreed by Customer and Sysco (the “Location Specific Terms”).

D. Sysco, as a condition to providing distribution services to the Customer Locations, requires that Customer execute this Agreement, evidencing Customer’s agreement to the terms and conditions set forth in this Agreement, including any Location Specific Terms.

E. Customer and the Master Organization have entered into an agreement (the “Customer Agreement”) governing the terms under which Customer may purchase products through the Master Organization (“Products”) consisting of manufacturer and distributor label Product as well as Product bearing the logo, trademarks or trade dress of Master Organization or which are otherwise exclusively available through the Master Organization (“Proprietary Products”).

Therefore, in consideration of the recitals above and the mutual covenants in this Agreement, the sufficiency of which is acknowledged, Customer and Sysco agree as follows:

1. Binding Nature of Agreement. By his/her/its signature below, Customer specifically acknowledges and agrees: (A) that the distribution services Sysco provides to the

Schedule 1.1

Customer Locations are provided subject to the terms of the MDA, as the same may be modified pursuant to its terms upon agreement from time to time by and between Sysco and the Master Organization, and further subject to the Location Specific Terms; (B) that Sysco’s ability to sell Customer Proprietary Products is subject to Master Organization’s rights to direct Sysco to cease further distribution of Proprietary Products to Customer; (C) that Customer’s ability to participate in the purchasing program negotiated by Master Organization, which may involve certain contracted pricing with suppliers, as set forth in the MDA, is subject to Master Organization’s right to direct Sysco to cease further distribution to Customer under the terms of the MDA; (D) if Customer is a franchisee of Master Organization, that Customer’s ability to operate an establishment utilizing Master Organization’s trademarked concept is subject to Customer’s compliance with the Customer Agreement with the Master Organization.

2. Definition of Cost; Pricing and Earned Income. Customer agrees that, unless otherwise specified in the Location Specific Terms, the cost that shall be utilized in determining the sell price of Products distributed to the Subject Locations shall be as follows unless modified by agreement of the Master Organization and Sysco:

“The price to Customer for all Products sold under this Agreement (the “Sell Price”) will be calculated on the basis of Cost. Except for contract pricing extended to Sysco by a supplier for purchases by Customer, “Cost” is defined as the cost of the Product as shown on the invoice to the delivering Operating Company or, if there is an open purchase order issued by the delivering Operating Company for customary quantities of such Product and such Product is due to be received by such Operating Company prior to the first day of the pricing period for which the Cost and resulting Sell Price is being determined (“Eligible Open Purchase Order”), the price of the Product as set forth in such Eligible Open Purchase Order, plus, if the price on such invoice or Eligible Purchase Order, as the case may be, is not a delivered price, Applicable Freight. The invoice used to determine Cost will be the invoice issued to the delivering Operating Company from the supplier, including, without limitation, Sysco’s merchandising services affiliate, the Baugh Supply Chain Cooperative, Inc. and its regional member cooperatives (collectively, “BSCC”), as well as any other affiliate. Cost is not reduced by cash discounts for prompt payment available to Sysco, BSCC or the Operating Companies. Notwithstanding this definition, the price to Customer for certain products such as soft drink and cleaning chemical products (as specified by Sysco) shall be determined by the supplier of such products. In addition, the Master Organization, from time to time, may negotiate prices with suppliers of Products that, subject to the terms of the MDA, Operating Company shall utilize in lieu of “Cost” and some categories of Products may be subject to market pricing, as identified in the MDA.”

“‘Applicable Freight’ means a freight charge for delivering products to the delivering Operating Company. Applicable Freight charges may include: (i) common or contract carrier charges by any Supplier or a third party; (ii) common or carrier charges billed by Sysco’s freight management service(“FMS”), for third party carriage arranged by FMS; (iii) charges billed by FMS for shipments back hauled on trucks owned or leased by Sysco or its affiliates; and (iv) charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, airfreight charges and other similar charges not included in any Supplier’s invoice cost that are required to bring Product into the delivering Operating Company’s warehouse. Applicable Freight for any Product will not exceed the rate charged by nationally recognized carriers operating in the same market for the same type of freight service and for the same quantity of Product.”

Schedule 1.1

Customer recognizes and agrees that Sysco shall be entitled to compensation for performance of merchandising or other services to or for the benefit of Suppliers as more specifically set forth below and that such compensation is not deducted from or otherwise offset against the Cost utilized in determining the Sell Price of Products:

“Sysco Corporation and its affiliates, including BSCC, perform value-added services beyond those typically provided by other distribution companies in the foodservice industry. These services include, but are not limited to, (i) supply chain services such as consolidation of Operating Company purchases from suppliers, management of supplier ordering processes, consolidation of payments by Operating Companies to suppliers, processing claims by Operating Companies for Product loss and shortages, advanced inventory management, freight consolidation and management and other services associated with management of the total supply chain, (ii) quality assurance and (iii) regional and national marketing and performance-based product marketing. To bring these supply chain efficiencies to our customers requires Sysco and its affiliates, including BSCC, to accept responsibility for management of certain business functions and expenses once borne by the supplier. There are also instances where Sysco and its affiliates, including BSCC, incur additional costs in order to generate savings when considering the entirety of the supply chain which is the case with activities such as redistribution, forward contracting, freight consolidation, and cross docking. Therefore, Sysco and its affiliates, including BSCC, may recover the costs of providing these services, may be compensated for these services and may retain any savings they may receive throughout the supply chain by utilizing their expertise, resources and capital, much of which is used to offset expenses already incurred. Sysco considers such cost recovery, compensation and retained savings to be earned income. Receipt of such cost recovery and earned income does not reduce Cost and does not diminish the commitment of Sysco and its affiliates, including BSCC, to provide competitive prices to their customers.”

3. Pricing, Delivery and Credit Terms. Unless otherwise set forth in the Location Specific Terms, the pricing of Products to be provided under this Agreement for the Customer Locations shall be established by the MDA (which generally applies an agreed margin or markup over the Cost of such Products as described in Section 2), as amended from time pursuant to its terms or as otherwise agreed between Sysco and Master Organization. In addition, delivery frequencies, credit terms and other supplemental and/or modified terms applicable to the Subject Locations are set forth in the credit application executed by Customer and provided to the delivering Operating Company (the “Credit Application”) or in the Location Specific Terms. Customer recognizes and agrees that the MDA permits Sysco to modify pricing terms in the event of material changes in economic conditions or if certain purchasing criteria, as referenced in the MDA, are not achieved, and agrees to be bound by any adjustments in the pricing terms permitted under the MDA and/or negotiated and agreed to by the Master Organization.

Schedule 1.1

4. Financial Reports. The continuing creditworthiness of Customer is of central importance to Sysco. In order to enable Sysco to monitor Customer’s financial condition, Customer will, if requested by Sysco, provide quarterly, annual or other financial statements (audited, if available) to Sysco consisting of an income statement, balance sheet, statement of cash flow and, if available, auditor’s opinion and supporting discussion notes. Sysco may request and Customer shall provide such further financial information from time to time, sufficient, in Sysco’s judgment, to enable Sysco to accurately assess Customer’s financial condition.

5. Termination.

(a) This Agreement shall remain in full force and effect until the expiration of the MDA unless this Agreement and Sysco’s obligation to provide distribution services hereunder to the Subject Locations is terminated:

(i) By Sysco upon the termination of the MDA by Sysco or by reason of circumstances permitting termination of the MDA, although not exercised by Sysco;

(ii) By Sysco upon the direction of the Master Organization;

(iii) By either party upon the termination of the Customer Agreement;

(iv) By either party upon (60) sixty days written notice to the other party for failure of the other party to comply with any material provision of this Agreement and the breaching party fails to cure such breach within such sixty (60) day cure period, unless, with respect to not more than one such failure, such failure is cured within such sixty (60) day period;

(v) By Sysco immediately upon written notice to Customer if Customer’s financial position deteriorates materially, as determined by Sysco in its sole judgment, or Sysco becomes aware of any circumstances that, in Sysco’s sole judgment, materially impacts Customer’s ability to meet its financial obligations under this Agreement; or

(b) If Customer fails to pay for any Products delivered to any Subject Locations within the approved payment terms established pursuant to the Credit Application or this Agreement, Sysco may or if any of the events described in clause (v) above occur with respect to Customer, Sysco shall be entitled to, immediately upon notice to Customer, condition future deliveries of Products to the Subject Locations upon more stringent credit and/or payment terms, such as, without limitation, shortened payment periods, cash on delivery, cash in advance, the receipt of satisfactory letters of credit and/or third party guaranties that guarantee payment to Sysco for such Products, and/or the pledging of collateral to secure such payment and, further, following five (5) days written notice to Customer, may withhold any future deliveries of Products to the Subject Locations until Sysco receives payment in full of the Sell Price with respect to such Products and any finance or late charges permitted under the Credit Application or this Agreement.

Schedule 1.1

6. Release. Customer agrees that Sysco’s ability to perform distribution services for Customer under this Agreement, is expressly contingent upon the Master Organization’s approval for Sysco to do so. Accordingly, Customer hereby releases Sysco, it affiliates, and each of their respective officers, employees, and directors from any and all losses, damages, or claims (“Claims”) that Customer may have or suffer as a result of (i) Sysco’s discontinuance of services to Customer as a result of express instructions from the Master Organization to cease such services or the termination of the MDA and (ii) Sysco’s sharing of information with the Master Organization concerning purchases by Operator, including, without limitation, Customer’s payment histories, and other similar matters relating to Customer’s membership in, or status as a franchisee or licensee of, the Master Organization. Customer further releases Sysco from any Claims arising from Sysco’s payment of allowances or other compensation to Master Organization or its designee, based, in whole or in part, upon sales of Product to Customer.

7. Confidentiality. Customer agrees to keep all terms of this Agreement, the MDA and related financial information (’‘Protected Information”) confidential, will use Protected Information solely to enable it to perform its obligations hereunder, and will not disclose any Protected Information concerning this Agreement to any person or entity without the prior express written consent of Sysco; provided, however, that Protected Information may be provided (i) by Customer to those of its employees who need such information to enable Customer to perform its obligations hereunder, (ii) by Customer to its auditors, consultants and advisors who agree to keep such information confidential or are otherwise bound to restrictions on disclosure, (iii) by Customer to Master Organization, and (iv) by Customer to any prospective purchasers of all or part of its business, provided that such prospective purchasers have executed and delivered a confidentiality agreement in form and substance approved by Sysco, which approval shall not unreasonably be withheld or delayed. Protected Information shall not include information which (x) is now or hereafter becomes part of the public domain or (y) was received by Customer from a third party under no obligation of confidentiality to Sysco. In the event that such disclosure is required by applicable law, regulation or court order, Customer agrees if reasonably practicable, to refrain from such disclosure until such time as Sysco has received written notice with regard to any required disclosure and Sysco has had a reasonable opportunity to contest the basis for disclosure and review the content of any disclosure proposed to be made to any person or entity.

8. Waiver of Jury Trial. Customer affirmatively waives its right to jury trial with respect to any disputes, claims or controversies of any kind whatsoever under this Agreement or the MDA.

9. Miscellaneous. This Agreement comprises the entire understanding of the parties as to the matters expressed herein, and this Agreement may be amended only in writing signed by each party. The waiver by either party of any instance of the other party’s noncompliance with any covenant, term, condition, obligation or responsibility herein shall not be deemed a waiver of subsequent instances. This Agreement shall be governed by the laws of the State of Texas, excluding any choice of law provisions. If any provision of this Agreement is held unenforceable, the unenforceability thereof shall not affect the remainder of this Agreement which shall remain in full force and effect and enforceable in accordance with its term.

Schedule I.I

Effective as of the date first above written.

Customer

By:
Name:
Title:

Sysco

By:
Name:
Title:

Schedule 1.1

[Exhibits for Participation Agreement]

EXHIBIT A

Subject Locations

EXHIBIT B

Location Specific Terms (including Credit Terms)

Exhibits

SCHEDULE2 TO

MASTER DISTRIBUTION AGREEMENT

PRODUCT CATEGORIES AND CUSTOMER MARGINS

[**]

The Sell Price of fluid dairy Products delivered to Customer Locations where applicable state law prescribes the manner of determining the sales price for such Products shall, notwithstanding anything to the contrary elsewhere in this Agreement, be determined in accordance with such applicable law.

Schedule 2

Margin for Specialty Meats

[**]

Certain Dispensed Beverage Products

When a supplier of beverage Products (which may include BSCC) separates the charges for equipment and service (“E&S Charges”) from the cost of the Product and Customer chooses to utilize equipment and service, Sysco will add E&S Charges to the Cost of the Product prior to calculating the Sell Price. If an Operating Company provides equipment and/or service, a reasonable E&S Charge will be added to the Cost of the Product sold by that Operating Company. If a third party provides equipment and/or service, a ratable portion of the third party’s E&S Charge to Sysco will be added to the Cost of such beverage Products.

Schedule 2

SCHEDULE 3 TO

MASTER DISTRIBUTION AGREEMENT

MDA GENERAL POLICIES AND PROCEDURES

1. Customer Service Provided by Sysco

1.1 Corporate Service. The corporate Multi-Unit Account Department of Sysco Corporation (“Sysco Corporate”) will assign a Regional Vice President of Multi-unit Sales to be the primary contact for the Customer. In addition and if requested by Primary Customer, Sysco Corporate will assign appropriate members of its customer development team and its multi-unit systems team to assist Customer with Product information, sourcing, and pricing as well as e commerce and customer reporting.

1.2 Operating Company Service. The Operating Company servicing each Customer Location will assign an account executive or a customer service representative to service each Customer Location. The account executive or customer service representative will maintain contact with Customer Locations, on a mutually agreed basis, to review service requirements.

2. Information Services Provided by Sysco

2.1 Reports. Sysco provides Customer access to “Onelink”, a web based reporting tool that can be accessed using a PC browser and the Internet. Customer can build reports or use pre-defined reports to track purchases by category, by the delivering Operating Company, by Customer Location or by supplier. Customer can print reports or download data to use in spreadsheet and database applications.

If Primary Customer desires automated bulk data transfer, Sysco can provide Primary Customer purchase data in electronic format from Sysco’s standard flat file options. Standard data is made available via CD-ROM or FTP. The electronic formats include EDI ANSI X.12 or flat file in fixed width or delimited format.

If Primary Customer requests customized reports instead of or in addition to the standard Sysco reports, Sysco will use reasonable efforts to provide such reports. Primary Customer agrees to pay for any additional costs incurred by Sysco for the development of any customized reports or system enhancements.

It is Sysco’s practice to provide a Customer with one (1) National Identification Reference (“National I.D.”), to which servicing Operating Companies will tie the Customer Locations that they deliver for aggregate Customer reporting purposes. If Customer is a group purchasing organization (“GPO”) or franchisor, Sysco may be asked to tie Customer Locations to more than one National I.D. and thereby be asked to release data for a Customer Location to more than one entity if that Customer Location is a member of another GPO. In such event, Sysco will not support submission of purchase data to suppliers for the purpose of claiming rebates, allowances or total purchase volume of any Products if a Customer Location has already reported purchases of those same Products to such supplier under a purchasing program established by another GPO of which that Customer Location is a member.

Schedule 3

2.2 Electronic Order Entry. Sysco will provide either a personal computer software application such as the Sysco Account Manager (sometimes referred to as “SAM”) an internet ordering system or an internet order entry application utilizing a browser. Either option will enable the Customer Locations to directly place orders electronically with the servicing Operating Company. Any participating Customer Locations must provide, at their own cost, compatible hardware, Internet and network connections in order to utilize the software or browser application provided by Sysco.

2.3 Reporting to Third Parties. Upon Primary Customer’s written request, Sysco will provide purchasing information that is normally made available to Primary Customer to an agent representing Primary Customer for the purpose of information analysis, order placement or processing or supplier rebate application (a “Third Party Provider”). Sysco’s release of information to a Third Party Provider is subject to the following conditions:

(i) Sysco will only supply reporting information to one entity. If Primary Customer uses a Third Party Provider, such reporting information will be provided to such party and not to Primary Customer;

(ii) The information will only be made available in one of Sysco’s standard electronic formats or utilizing EDI ANSI X.12 standards;

(iii) All information sent or made available by Sysco to an authorized Third Party Provider is for the sole use of Customer. Selling, utilizing, or disclosing such information to anyone other than Customer is prohibited;

(iv) Prior to providing any such information to any such Third Party Provider, Sysco will require (A) Primary Customer to authorize such disclosure or access in writing and (B) the Third Party Provider to execute a confidentiality agreement restricting the disclosure of such information;

(v) If Sysco incurs additional costs as a result of Third Party Provider requirements, Primary Customer shall reimburse or shall cause the Third Party Provider to reimburse such costs; and

(vi) When Primary Customer designates a Third Party Provider to be a recipient of Customer’s data, Customer will look only to the Third Party Provider for all reporting and analysis of Customer’s purchases and Sysco will have no obligation to provide additional reporting under Section 2.1.

2.4 Reporting to Suppliers. Sysco will provide reporting to Primary Customer or the Third Party Provider in the manner set forth in this Agreement. Due to the added expense of multiple reporting and to concerns over maintaining confidentiality of Customer’s information, Sysco will not provide any Customer information or reporting directly to suppliers.

Schedule 3

3. Product Credit and Return Policy

One of the most significant issues in foodservice is food safety. Sysco goes to significant lengths to assure all Product is wholesome and complies with requirements established by the U.S. Department of Agriculture (“USDA”) or the U.S. Food and Drug Administration (’‘FDA”), including without limitation, applicable requirements under Hazard Analysis/Critical Control Point programs promulgated by USDA or FDA.

To assure that Customer receives high quality product, maintained at optimum conditions, the following guidelines will be enforced for Product that Customer requests to return to the delivering Operating Company after being delivered to a Customer Location. This does not limit any rights Customer may have to reject Product at time of receiving.

Time frame: Except for returns of the specific products noted below, all returns and credit requests must be made within these timelines:

Fresh meat, poultry, and perishable items	at time of delivery
Frozen Items	14 Days
All other items	14 days

Temperature Requirements: All perishable items must be maintained at the following temperatures:

Frozen	0 to 20 degrees
Refrigerated	30 to 35 degrees

Packaging: Products must be returned in their original packaging free of markings, damage, or signs of temperature excursions or other duress.

Specific Product Return Guidelines:

Fresh Seafood	- returnable only at time of delivery
Produce	- returnable only at time of delivery
Dairy	- returnable only at time of delivery
Fresh Meat and Poultry	- returnable at time of delivery
- must be in original sealed container with no signs of temperature abuse
Cleaning Chemicals	- must be in original, sealed container and return must be authorized by Sysco representative.
Special order items Direct	- returnable only at time of delivery due to quality problems or damage. Authorization by Sysco representative required.
Drop Shipments	Customer must contact Sysco representative within 24 hours of receipt.

Schedule 3

SCHEDULE4 TO

MASTER DISTRIBUTION AGREEMENT

Customer Representations; Minimum Orders; Delivery Fee for Certain Deliveries

Customer Representations

This Agreement was prepared and based on the following representations which relate to all Customer Locations and are either aggregate totals or averages, as indicated.

1. Customer representations as to certain operational assumptions:

[**]

2. Each Customer will purchase not less than eighty percent (80%) by dollar volume of each of its Customer Locations’ purchase requirements for each category of Products from Sysco under this Agreement.

3. Neither Primary Customer nor any Related Customer will require Sysco to provide donations in any form, including, without limitation, free goods, cash or use of Sysco owned equipment, for any event or cause, including without limitation, trade show events, meetings or conferences.

Sysco reserves the right to modify the Agreement as provided in the Agreement if above assumptions are not achieved.

Schedule 4

Minimum Order; Small Order Delivery Fee Surcharges.

Minimum Order	$[**]*

This is the smallest delivery Sysco is obligated make to a Customer Location. The delivering Operating Company may, at its sole discretion, elect to make deliveries in amounts less than the Minimum Order. In such event, the delivery shall be subject to a delivery surcharge mutually agreed upon between the Operating Company and the affected Customer Location.

For delivery of orders less than $[**]*, the delivering Operating Company will determine a delivery fee from the following table and add it to the invoice covering such delivery:

Order Size*	Small Order Surcharge
[**]	[**]

* Commencing with the first anniversary of the Effective Date and each anniversary thereafter, the indicated range or amount will be increased by an amount equal to [**] percent ([**]%) from the most recent range or amount then in effect.

Schedule 4

SCHEDULE 6.7 TO

MASTER DISTRIBUTION AGREEMENT

FUEL COST SURCHARGE

Due to the cost volatility of diesel fuel, a fuel surcharge will be added to each delivery invoice if the Average WSJ Index Value (defined below) exceeds the Base Range. The surcharge will be determined using the matrix below and will be based upon the diesel fuel price published in the Wall Street Journal for diesel fuel [**] S. NY Harbor low sulphur price (the “WSJ Index Value”), which does not include any state or local taxes.

[**]

The average of the WSJ Index Values published during the first two (2) months of each calendar quarter (each, an “Adjustment Determination Period”) will be calculated (the “Average WSJ Index Value”). The Average WSJ Index Value thus computed will be referenced to the table to determine the applicable surcharge. The surcharge will be increased or decreased as necessary, to take effect as of the commencement of the following calendar quarter but shall never be reduced to less than zero dollars ($0.00). Although the chart above stops at a specified level of Average WSJ Index Value, the fuel cost adjustment continues indefinitely with the surcharge increasing by $1.00 for every increase of $.10 in the Average WSJ Index Value.

Schedule 6.7

SCHEDULE 6.8 TO

MASTER DISTRIBUTION AGREEMENT

A.	Administrative Allowance

Sysco agrees to pay to Primary Customer an allowance of [**]of the total Sell Prices for all Products delivered to Customer Locations during each quarter, which shall be paid to Primary Customer’s corporate office by the 30th of the month following the close of the period for which the allowance is payable (the “Allowance”). The Allowance will not be paid on any sales of Controlled Price Products, Products priced on a fee per unit over Cost or other Products on which the Allowance is not payable under any other provisions of this Agreement.

B.	Weekly Purchase Incentive per OPCO

The Operating Companies will offer an average weekly purchase incentive allowance to Primary Customer (“Average Delivery Incentive”) as provided in the schedule below. Each Customer Location will be qualified for the bracket allowance based on the average weekly purchases by Sysco Operating Company, calculated on the basis of all deliveries to that Customer Location over a period of three (3) months. Sales of Controlled Price Products will count toward determining the average weekly purchases, but no allowances will be paid on such sales or on sale of any Products priced on a fee per unit over Cost. The dollar amount of the Average Weekly Purchases by Sysco OPCO is equal to the applicable percentage, multiplied by the Sell Price of all Products delivered during such period (other than Controlled Price Products and any Products priced on a fee per unit over Cost).

Average Delivery Incentives will only be paid on invoices that have been paid in accordance with the payment terms specified in or determined in accordance with Section I 0.

[**]

Customer represents and warrants that payment of the Average Delivery Incentives is not prohibited by law or by any contract to which Customer is bound. Customer shall defend, indemnify and hold harmless Sysco from any loss, liability or expense (including reasonable attorney’s fees) resulting from a breach of this representation and warranty.

C. Annual Conference Fund MMG received [**] for 2010. 2011 will be paid by Metro as the old agreement states. 2012 will be paid out by Sysco Corporate and fair shared to the participating Sysco houses.

Sysco will offer an annual conference fund (“The Annual Conference Fund”) to Primary Customer in an amount of an amount of $[**] or every Customer Location that, at the time of calculation of the Annual Conference Fund: (i) is in operation for a full year, (ii) is in compliance with all its credit terms with Sysco or any operating Company, (iii) current on all its payment obligations and (iv) has not breached any agreement it has with Sysco or any Operating Company. The Annual Conference Fund will be paid to Primary Customer’s corporate office within sixty (60) days after each anniversary of this Agreement.